EXHIBIT 99.3

NOTE: This Is Not A Proxy                                           BACK

     Completion and return of this Authorization Form authorizes your enrollment in the First National Community Bancorp, Inc. Dividend Reinvestment and Stock Purchase Plan.

     Do not return this form unless you wish to participate in the Plan.

|_| Full Common Stock Dividend Reinvestment and Optional Cash Purchases - If you check this option, you authorize the purchase of additional shares of common stock with the cash dividends on all shares of common stock currently or subsequently registered in your name, as well as on the shares of common stock credited to your Plan Account. In addition, cash payments of not less than $100 per payment, up to a total of $2,500 per quarter will be used to purchase additional shares of common stock.

|_| Partial Dividend Reinvestment and Optional Cash Purchases - If you check this option, you authorize the purchase of additional shares of common stock with the cash dividends on _______ shares of First National Community Bancorp, Inc. common stock held by you in certificate form and to apply these dividends, together with any voluntary cash payments that you may make, to the purchase of First National Community Bancorp, Inc. common stock. Optional Cash Payments range in amounts from $100 minimum to $2,500 maximum per quarter.


     NOTE: Checks submitted for Optional Cash Purchases of stock must be received not less than 5 days nor more than 30 days prior to the Dividend Payment Date. (See Prospectus for details.)

     I understand that the purchases will be made under the terms and conditions of the Dividend Reinvestment Plan as described in the Plan Prospectus that accompanied this Authorization Form and that I may revoke this authorization at any time by notifying Registrar and Transfer Company, in writing, of my desire to terminate my participation.

     Please return this Authorization Form in the envelope provided to:
     Registrar and Transfer Company, 10 Commerce Drive, Cranford, New Jersey 07016.

     Sign here exactly as name(s) appear on stock certificate(s). If shares are held jointly, all holders must sign.

     StockholderX_________________________ Date_________

     StockholderX_________________________ Date_________

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Dividend Reinvestment and Stock Purchase Plan                             FRONT
Authorization Form
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[Company Logo                     Please sign the authorization located on the
Name and address here]            reverse side of this form and complete the
                                  information below only if it has changed.

                                  Name 1

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                                  Name 2

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                                  Street Address

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                                  City/State/Zip Code

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                                  Home Telephone Number

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                                  Business Telephone Number

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